                                                                    Exhibit 99.5

                  MARKEL CORPORATION AND TERRA NOVA (BERMUDA)
                    HOLDINGS LTD. ANNOUNCE MERGER AGREEMENT

RICHMOND, Virginia and HAMILTON, Bermuda, August 16, 1999 -- Markel Corporation (NYSE: MKL) and Terra Nova (Bermuda) Holdings Ltd. (NYSE: TNA), today announced that Markel and Terra Nova have signed an agreement providing for Markel's acquisition of Terra Nova for cash and stock valued at $905 million or $34.00 per share based on the closing price of Markel's common stock on August 13, 1999. In addition, Markel will assume $175 million of Terra Nova debt. The transaction, which is subject to approval by the shareholders of both Markel and Terra Nova, the receipt of necessary regulatory approvals and other customary closing conditions, is expected to be completed by the end of 1999 or early in 2000.

Alan I. Kirshner, Chairman and Chief Executive Officer of Markel, stated, "We are extremely pleased to have Terra Nova join the Markel Group. They share our focus on underwriting profitability and financially and strategically, our combined organization will be well positioned to compete internationally. We look forward to offering our customers greater security, a broader array of products and superior worldwide service capabilities."

John J. Dwyer, Chairman of Terra Nova stated, "This transaction presents substantial benefits to our policyholders, significant opportunities for our employees, and, most importantly, the best value for our shareholders. We are delighted that an agreement has been reached and are looking forward to joining Markel and the rewards and satisfaction of growing a profitable global company."

Nigel Rogers, President and Chief Executive Officer of Terra Nova will become an executive officer of Markel and will join the Markel Board of Directors. In addition, Markel Corporation will add two additional Terra Nova board members.

Pursuant to the terms of the merger agreement, the consideration will consist of approximately $362 million in cash and 2.94 million Markel common shares. Shareholders will have the ability to elect to receive cash, stock or a combination of cash and stock, subject to certain maximum levels (currently expected to be 60% stock and 40% cash) for each form of consideration. Subject to these limits, Terra Nova shareholders may elect to receive $34.00 in cash or
0.184 shares of Markel common stock for each Terra Nova share. The transaction is intended to provide a tax-free exchange for shares of Markel common stock received in the transaction. The acquisition will be accounted for as a purchase transaction.

Based on current information, Markel expects the transaction to be accretive to earnings and book value. Pro forma estimated book value at closing is expected to increase by over 50% to approximately $112 per share. In addition, Markel expects pro forma estimated invested assets per share to increase by approximately 22% to $377 per share.

The merger agreement contains customary termination provisions. In addition, certain shareholders and directors of Terra Nova and Markel have agreed to vote their shares in favor of the transaction.

Markel Corporation, based in Glen Allen, Virginia, markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

Terra Nova (Bermuda) Holdings Ltd. is the holding company for five wholly owned operating entities -- Terra Nova Insurance Company Limited in the UK, Terra Nova (Bermuda) Insurance Company Ltd., Corifrance in Paris, and Terra Nova Capital Limited and Octavian Syndicate Management Limited which manages eight Lloyd's syndicates in which the Company has a participation. Through these companies, Terra Nova underwrites a diverse property, casualty, marine and aviation insurance and reinsurance business on a worldwide basis.

This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from statements made in this document for many reasons. The agreement provides for instances where the transaction may not close due to material changes in the buyer's or seller's financial condition. Markel Corporation has not finalized the financing structure for the purchase at this time. As a result, pro forma estimates will likely change when the final financing structure is determined. The transaction is subject to various regulatory approvals. The failure or delay in obtaining any of these approvals could have a material effect on the transaction.

CONTACTS:

Markel Corporation:  Steven A. Markel, 804-965-1675
Terra Nova (Bermuda) Holdings Ltd.: John J. Dwyer, 441-292-7731

                                       2